EXHIBIT 21


                                   SUBSIDARIES


 International Isotopes Idaho Inc. is the sole subsidiary of International Isotopes Inc.



 Date: March 29, 2005


 /S/ Steve T. Laflin
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 Steve T. Laflin
 Chief Executive Officer